EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                                   Media Contacts:                 Adam Grant
December 1, 2008                                                                                                                                       702-402-5222
Investor Contact:                 Britta Carlson
      702-402-5624

NV Energy Files for Rate Increase in Southern Nevada

Filing Includes Proposals to Mitigate Impact on Customers

LAS VEGAS  --  NV Energy (NYSE:NVE) announced that it will make its required general rate case filing with the Public Utilities Commission of Nevada (PUCN) today, relating to the company’s southern Nevada service territory.

While the company is seeking an overall 14.9 percent increase, it also has proposed several options designed to mitigate the impact on customers during the current economic times.  For a typical residential customer using an average of 1,250 kilowatts, the bill is expected to increase to $175.84 from $149.59, or 17.5 percent.

“Although our company has made great strides toward achieving energy independence in Nevada through the addition of newer, more efficient power plants, we understand that the timing of this particular rate case is extremely difficult,” said Michael Yackira, president and chief executive officer of NV Energy.  “Because we recognize the hardship it could cause our customers, our company thoroughly reviewed each component of this filing and analyzed where we may have opportunities to help reduce its impact.”

Yackira pointed out two major proposals to ease the impact on customers:

•	A two-month delay in the implementation of the general rate increase from July 1, 2009, to September 1, 2009, to avoid increasing rates in the heart of the summer.
•	A low-income rate for customers who meet certain income qualifications.

Yackira added, “If the PUCN approves our proposal to defer implementation of these new rates until September 2009, our customers’ rates are expected to be lower in the summer of 2009 than they were in the summer of 2007.”

Customers are also encouraged to take advantage of specific programs that will ultimately help curtail the dollar impact of the filing, such as the Equal Payment Program, which spreads costs evenly over a 12-month period, as well as utilize new features offered by the company on “My Account” at nvenergy.com.  The website also features other tools that will help customers track energy consumption and determine savings opportunities through a variety of energy conservation and efficiency programs.

A significant portion of the costs in the filing include approximately $510 million for the addition of the recently acquired 598-megawatt Bighorn Power Plant (recently renamed the Walter M. Higgins Generating Station) near Primm, Nevada; construction of the 600-megawatt peaking plant completed this past summer at the Clark Generating Station in Las Vegas, and the beginning of construction of the 500-megawatt plant expansion of the company’s Harry Allen Generating Station.  “Adding these facilities to our generation fleet will provide long-term reliability and cost benefits to our customers,” Yackira said.  “We have already seen benefits from the addition during the last two years of the highly fuel efficient Lenzie and Silverhawk plants north of Las Vegas, both of which provide fuel savings through which our customers saved more than $100 million per year since early 2006.

“Our overall company goal is to be the premier energy provider in Nevada,” Yackira said.  “We are making significant progress in our three-part strategy of increasing energy efficiency and conservation programs, expanding our renewable energy initiatives and investing in new, more efficient generating facilities.  While providing safe, reliable electric service to our customers is our responsibility, it is equally as important to do so at reasonable and predictable prices.  We understand that and believe the right thing to do is find ways to help reduce the impact to our customers, especially now.”

Today’s filing for NV Energy’s southern utility covers only general rates and does not include fuel or energy. The remainder of the general rate filing is associated with necessary infrastructure investments the utility has made to serve southern Nevada’s energy needs. These investments include, among other things, new transmission and distribution lines, substation and equipment improvements and a return to the company’s shareholders. The company is required to make a filing at least once every three years.  The PUCN is expected to set hearings in the next few months to review NV Energy’s request.

Headquartered in Nevada, NV Energy, Inc. is a holding company whose principal subsidiaries, Nevada Power Company and Sierra Pacific Power Company, are doing business as NV Energy. Serving a 54,500-square-mile service territory that stretches north to south from Elko to Laughlin, NV Energy provides a wide range of energy services and products to approximately 2.4 million citizens of Nevada as well as approximately 40 million tourists annually.

These statements contain forward-looking statements regarding the future performance of NV Energy, within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, unfavorable rulings in the deferred energy rate cases and general rate cases of Nevada Power d/b/a NV Energy, and volatility and fluctuations in the markets for natural gas.  Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, are contained in its Annual Report on Form 10-K and/or Form 10-K/A for the year ended December 31, 2007 and in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, filed with the SEC.  Sierra Pacific Resources undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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